OHIO LIGHTER THAN AIR UAS CONSORTIUM TEAMING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 23rd day of August, 2013 (the “Effective Date”) by and between World Surveillance Group Inc., a Delaware corporation duly organized under law and having a place of business at State Road 405, Building M6-306A, Room1400, Kennedy Space Center, FL 32815 (hereinafter referred to as “WSGI”), The Trident Group, Ltd., an Ohio corporation duly organized under law and having a place of business at 4196 Hobbs Landing Drive West, Dublin, Ohio 43017 (hereinafter referred to as “Trident”), EWA TRIAD, LLC, a Delaware corporation duly organized under law and having its principal place of business at 13873 Park Center Road, Suite 500, Herndon, VA 20171 (hereinafter referred to as “EWA TRIAD”), and Advanced Virtual Engine Test Cell, Inc., an Ohio non-profit corporation duly organized under law and having a place of business at 41770 Allium Court, Springfield, Ohio 45505 (hereinafter referred to as “AVETEC,” and together with WSGI, Trident, and EWA TRIAD, the “Parties”). Each Party to this Agreement may also hereinafter be referred to as a “Consortium Member.”

WHEREAS, WSGI has developed a lighter than air unmanned aerial vehicle, for which it has filed a U.S. patent application, called the Argus One;

WHEREAS, the above identified parties, because of their diverse capabilities, have determined that they would benefit from a team arrangement between their respective organizations in order to develop the best management and technical approach for efforts hereinafter referred to as “the Program” as defined below;

WHEREAS, this Agreement is entered into to enable each party to enjoy the benefits of the other party’s capabilities in areas of work which are not independently available within the respective companies; and

WHEREAS, the Parties desire through the continued research, development and commercialization of the Argus One airship, using the resources of the Consortium Members, to attempt to create a low, mid and high altitude lighter than air UAS industry in Ohio and assist the Ohio/Indiana UAS Test Center by fostering the growth of Ohio and the nearby states as a preeminent aerospace and UAS center (the “Program”).

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, agree to the terms set forth below.

1.            ADDITIONAL CONSORTIUM MEMBERS. Following the Effective Date, additional parties may be added to this Agreement at any time by vote of a majority of the then Consortium Members, which majority must include WSGI (a “Majority”). To become a Consortium Member, such party will sign (i) a signature page to this Agreement in the Form of Exhibit A hereto, and (ii) the Nondisclosure Agreement in the Form of Exhibit B hereto.

2.             WSGI CONTROL. WSGI shall have ultimate control over all decisions relating to the research, development, testing, marketing, and sale of the Argus One product line and the Program, provided, however, that all Consortium Members shall initiate ideas and participate fully in the decision-making process regarding all aspects of the Program.

3.             RELOCATION OF ARGUS ONE. Trident, with assistance from WSGI but at its cost, will transfer the Argus One airship and all related equipment, spare parts, designs, drawings, test logs, computer programs, intellectual property and all other materials in whatever form, electronic, digital or physical, related to the Argus One airship (the “Argus One Materials”) from Eastcor Engineering’s facility in Easton, Maryland to a secure facility in Ohio that is suitable to the uses of the Argus One Materials as set forth in the Agreement. The Argus One Materials shall be packaged up and ready for transfer upon a date requested by Trident. From the point of transfer of the Argus One Materials from Eastcor to Trident, Trident shall be responsible for, and shall hold such Argus One Materials for, the benefit of WSGI and shall secure the Argus One Materials at such facility using a standard of care at least equal to that which it uses for its own assets, materials and/or products. This same standard of care shall be used by all Consortium Members with regards to the Argus One Materials during the term of this Agreement.

4.             WORKING GROUP. Each Consortium Member will identify an individual (a “Point of Contact”) who shall be responsible for interfacing with the other Consortium Members – the initial Points of Contact shall be: Glenn Estrella for WSGI (State Road 405, Building M6-306A, Room1400, Kennedy Space Center, FL 32815, phone: 646-206-1073, email: gestrella@wsgi.com); Terry Hofecker for Trident (4196 Hobbs Landing Drive West, Dublin, Ohio 43017, phone: 614-581-9893, email: terry.hofecker@tridentusa.biz); and Greg Carter for EWA TRIAD (2661 Commons Blvd., Suite 132, Beavercreek, Ohio 45431, phone: 937- 234-7084, email: gcarter@ewa.com), and James Mainord For AVETEC (41770 Allium Court, Springfield, Ohio 45505, phone: 937-322-2451, email: jmainord@avetec.org). The Points of Contact will work together to develop a working team (the “Working Team”) to accomplish the Program as set forth in this Agreement. The Working Team shall meet as soon as possible, along with invited outside participants deemed necessary for the task (each of whom shall have previously signed a nondisclosure agreement in substantially the form of Exhibit B hereto), to evaluate the technical status of the Argus One airship and establish research objectives, procedures and specific projects to efficiently facilitate and advance the Program. The Working Team will assign responsibilities to individual or groups of Consortium Members as appropriate based on the skills and resources of such Members and target estimated timelines for each specific objective, procedure and project. The Working Team shall meet at least monthly to discuss the status of the Program.

5.             SPECIFIC PROJECT TEAMS. The Working Team may establish specific targeted project teams as necessary to address identified research or development projects or issues. These targeted project teams will regularly report to the Working Team either at the conclusion of their project, at pre-set milestones, or at a minimum at each monthly Working Team meeting

6.             COOPERATION. Consortium Members agree to cooperatively work together to achieve all objectives, targets and timeframes identified as part of their project teams. Consortium Members will share data, ideas, materials, facilities and resources and will coordinate and work together as teammates during all phases of the Agreement as shall be required or appropriate in the best interests of the Program.

7.             CONFIDENTIALITY. It is expected that during the term of this Agreement the Consortium Members will disclose to each other information that is considered proprietary or confidential. All information disclosed by the Consortium Members shall be subject to the terms and conditions set out in the attached Nondisclosure Agreement executed by the Parties on the Effective Date, which is made a part of this Agreement by reference, is attached hereto as Exhibit B and shall survive the termination of this Agreement or such Consortium Member’s withdrawal or removal from the Agreement.

8.             INTELLECTUAL PROPERTY.

(a)             WSGI shall retain all right, title and interest in all intellectual property in the Argus One Materials as of the Effective Date of the Agreement. For purposes hereof “Intellectual Property” shall mean any and all worldwide proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral rights, trade secret rights, trademark rights, service mark rights, any applications and registrations relating thereto, and/or any and all other proprietary rights.

(b)             The Consortium Members hereby agree that all alterations, creation of derivative works of, edits, modifications, enhancements, upgrades, updates, or revisions to WSGI’s technology or the Argus One Materials or inventions, creations or developments of new Intellectual Property rights related to the Argus One Materials or the Program or developed, conceived, created or first reduced to practice pursuant or during the term of to this Agreement by any of the Consortium Members hereto, including any members of the Working Team or the specific project teams (collectively, the “Improvements”), shall be proprietary to, and the exclusive property of, the Consortium Member or Members who created or developed them, and such Consortium Member or Members shall own all right, title and interest therein and thereto (except as set forth below), including all Intellectual Property rights therein and therefore; provided, however, that such Consortium Member or Members pursuant to this Agreement hereby grants to WSGI a perpetual, exclusive, irrevocable, unconditional, fully paid up and royalty free license to use such Improvements and Intellectual Property rights therein to design, develop, test, make, manufacture, have made or manufactured, market, distribute and/or sell the Argus One line of products in the U.S. and throughout the world, and to use, reproduce, create, distribute, develop, prepare or protect derivative works and improvements related to or based on the Improvements and Intellectual Property rights therein and, more generally to use such Improvements and Intellectual Property rights therein and any derivative works and improvements related to or based on the Improvements and Intellectual Property rights therein in WSGI’s UAV/UAS business; and, provided, further, however, that such Consortium Member or Members also hereby agrees that it will not use, or authorize, license or permit any person or entity other than WSGI to use, the Improvements or Intellectual Property therein in any way whatsoever, including without limitation, to design, develop, test, make, manufacture, have made or manufactured, market, distribute and/or sell any LTA UAVs or any other products or services based on, using or encompassing any of the Improvements or Intellectual Property therein, or use, reproduce, create, distribute, prepare, develop or protect derivative works or improvements related to or based on the Improvements or Intellectual Property therein in the U.S. and anywhere in the world.

(c)             Except as specified in the Agreement, nothing shall be interpreted as granting any right to any Consortium Member by license or otherwise in any Intellectual Property owned by any other Consortium Member prior to or after the Effective Date of the Agreement. All Improvements and Intellectual Property developed under this Agreement shall be available to all Consortium Members on a cooperative basis to further the Program and the objectives of this Agreement.

(d)             The Consortium Member(s) owning any Intellectual Property right shall have the right in its sole discretion to pursue any form of protection for such Intellectual Property rights, including without limitation, filing patents, copyrights or trademarks.

(e)             No Consortium Member shall use the name, logo, trademarks, trade names or any facsimile thereof of the other Consortium Members in publicity releases, websites, blogs, postings, promotional material, advertising, marketing or business generative efforts without the prior consent of the Majority, which consent shall not unreasonably be withheld or delayed, provided, however, that WSGI shall have the right to provide such information as required to comply with its obligations pursuant to the U.S. securities laws and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(f)             During the thirty (30) day period following EWA TRIAD’s initial joining or appointment to a project team, EWA TRIAD reserves the right to revisit this Article 8 with regards to then existing EWA TRIAD Intellectual Property; provided, however, that unless EWA TRIAD exercises this right within such thirty (30) day period, the language of this Article 8 and the remainder of the Agreement shall govern.

9.              RESTRICTED ACTIVITIES. During the term of this Agreement and for a period of one (1) year from the earlier of the termination of the Agreement or the withdrawal or removal of the Consortium Member from this Agreement, no Consortium Member will, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity other than in connection with the Program: (i) engage in or assist any other person or entity to engage in any business which competes with the Program or WSGI’s Argus One/UAS business anywhere in the United States or the world; (ii) offer employment or any consulting arrangement to, hire, or otherwise interfere with the business relationship of a Consortium Member with, any person or entity who is, or was within the six month period immediately prior thereto, employed by, associated with or a consultant to such Consortium Member; (iii) solicit away from a Consortium Member or endeavor to entice away from a Consortium Member, or otherwise interfere with the business relationship of the Consortium Member with, any person or entity who is, or was within the six month period immediately prior thereto, a customer, dealer, distributor or client of, supplier, vendor or service provider to the Consortium Member. Notwithstanding the foregoing, nothing herein prevents any Consortium Member from working with the Ohio/Indiana UAS Test Center.

10.             EXPENSES. Except as otherwise set forth herein, each Consortium Member will bear its own expenses in connection with the Program and this Agreement. Funding for specific projects will be secured ahead of time by the project team members either from team members, in kind services, or from outside grants, programs or other resources. Consortium Members will actively seek external funding for some or all of the work done with prior approval of the Majority and will reach out to take advantage of economic development programs available to it through Local, State, Federal and other appropriate entities, including any tax, employment, UAS-related grants, credit, financial assistance, incentives, etc. as well as any government or potential customer programs.

11.             ENGINEERING AND DEVELOPMENT. As a result of the conclusion of various research projects or objectives, Improvements may be made to or added to the Argus One airship. Such Improvements will be adequately tested with proven feasibility to perform as designed. Improvements may result from the conclusion of research projects, Consortium Member ideas, or external input from potential customers or funding sources. Improvements shall be coordinated among Consortium Members and shall be done so as not to interfere with existing scheduled research or other development or commercialization activities. Project teams will coordinate so as to efficiently and effectively use the Argus One to further the Program and the purposes of this Agreement. All project requests, decisions, results, timelines, etc. shall be promptly reported to the Working Team as set forth above and approved by WSGI.

12.             COMMERCIALIZATION. Consortium Members agree to work cooperatively to market the Argus One airship once the airship has been developed and demonstrated to be ready for commercial sale to governmental, quasi-governmental or commercial customers. Consortium Members shall make introductions for WSGI to potential customers or interested parties and WSGI shall be the main contact point thereafter, provided, however, that Consortium Members will assist WSGI in the marketing and demonstration of the Argus One airship and assist in the completion of sales, all as reasonably requested by WSGI. All contracts for the sale of Argus One airships shall be with WSGI or one of its subsidiaries and all revenue from such sales shall be revenue of WSGI. If a Consortium Member identifies a potential customer or program for the sale of Argus One airships, no other Consortium Member can pursue the marketing or sale of the Argus One to the same customer or program without WSGI’s and the original Consortium Member’s participation and consent. WSGI may choose to enter into some form of distributor, sales or other finder agreements with Consortium Members (at the parties’ discretion) and negotiate such terms and conditions therein as the parties shall then agree.

13.             PAYMENTS. Consortium Members who enter into some form of distributor, sales or finder agreement with WSGI shall get paid pursuant to the terms of such agreement upon the sale by them of any Argus One airships. Consortium Members may receive a negotiated percentage sales fee on sales of the Argus One airship for a period of time following its commercialization as shall be negotiated by WSGI and individual Consortium Members at the time of commercialization based on input, time, money expended, and other related factors. Any Consortium Member who has been removed or who withdraws from this Agreement prior to the commercialization of the Argus One airship shall forfeit its right to any sales fee on the sale of such airships.

14.             POST ARGUS ONE COMMERCIALIZATION. Once the Argus One airship has reached commercialization, the Consortium Members may choose to continue development of larger Argus One-like airships to increase payload size, increase altitudes at which the airship can fly, add capabilities, and to otherwise improve the airship or build next generation airships, with the objective of creating the first UAS long endurance stratospheric platform. Any such future research, development and commercialization of additional products will be conducted by the Consortium Members pursuant to the terms of this Agreement.

15.             TERM.

(a)              The Parties agree that the term of this Agreement shall commence as of the Effective Date and continue for a period of two (2) years (the “Initial Term”), provided, however, that the Agreement shall be renewable for one (1) year periods by the agreement of the Majority (such period as it may be extended pursuant to this sentence, the “Term”).

(b)              Following the Initial Term, WSGI shall have the right to terminate this Agreement upon three (3) months written notice to the other Consortium Members.

(c)             If the Agreement is not renewed after the Initial Term or on its termination pursuant to Section 15(b) above, the Consortium Members will return to WSGI the Argus One Materials, along with all Improvements, all materials necessary or appropriate for WSGI to use its license rights set forth in Section 8(b) hereof, and all related equipment, spare parts, designs, drawings, test logs, computer programs, intellectual property and all other materials in whatever form, electronic, digital or physical, related to, developed in or then being used by or in connection with the Program, in good and workable form, as well as all Confidential Information, as defined in the Nondisclosure Agreement, and copies thereof or documents containing any such Confidential Information, and all other property of WSGI in its possession or under its control, if any.

16.             MEMBER WITHDRAWAL/REMOVAL.

(a)             After the Initial Term, Consortium Members may withdraw from this Agreement upon three (3) months written notice to the Consortium Members, provided, however, that any projects it is working on at such time must first either be completed or appropriately transitioned to another Consortium Member with the agreement of the Working Team.

(b)             Consortium Members may be removed from the Agreement by the Majority (without such Member voting) upon a material default in the performance of any of its obligations committed to by it under the terms of the Agreement as determined by the Working Team or if the Member materially breaches the terms of the Agreement or its Nondisclosure Agreement. Notice shall be sent to such Consortium Member regarding any such default or breach and the Consortium Member shall have fifteen (15) calendar days following the delivery of the breach notice to cure such default or breach to the satisfaction of the Working Team.

(c)             Upon the withdrawal or removal of a Consortium Member, such Consortium Member shall return to WSGI any of the following in its possession: the Argus One Materials, along with all Improvements, all materials necessary or appropriate for WSGI to use its license rights set forth in Section 8(b) hereof, and all related equipment, spare parts, designs, drawings, test logs, computer programs, intellectual property and all other materials in whatever form, electronic, digital or physical, related to, developed in or then being used by or in connection with the Program, in good and workable form, as well as all Confidential Information, as defined in the Nondisclosure Agreement, and copies thereof or documents containing any such Confidential Information, and all other property of WSGI in its possession or under its control, if any.

17.              REPRESENTATIONS.

(a)             The Consortium Members each agree that at all times in the performance of its obligations hereunder, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which it is operating, including without limitation the export regulations, ITAR and the FAA regulations; or (ii) would have the effect of causing the other Consortium Members to be in violation of any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which such Member has a business interest.

(b)             The Consortium Members each represent and warrant to the others that (i) it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of its obligations hereunder; (ii) the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs any services concurrently with those performed herein, and (iii) it does not have any agreements to provide services to any other person, party, firm, entity or company that is engaged in any business competitive with the Program and it will not enter into any such agreement during the Term or during the one (1) year period following the earlier of the termination or non-renewal of the Agreement or the withdrawal or removal of the Consortium Member from this Agreement.

(c)              Nothing contained in this Agreement shall be deemed to constitute or create a joint venture, pooling arrangement, partnership or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein. The Consortium Members each agree that none shall have the power to enter into any agreement on behalf of, or otherwise bind, the others, and shall not enter into any contract or commitment on behalf of the other Consortium Members. Nothing in this Agreement shall be construed as providing for the sharing of profits and losses arising out of the efforts of any of the Consortium Members.

18.             WAIVER. Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by a Party shall be in writing.

19.             SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

20.             ASSIGNMENT. No Consortium Member shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of the Majority. This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns.

21.             AMENDMENTS. This Agreement, along with the Nondisclosure Agreements of the Consortium Members, constitutes the entire agreement between the Parties hereto and replaces and supersedes all prior agreements relating to the subject matter hereof, between the Parties to this Agreement and their affiliates. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all Parties hereto.

22.             NOTICES. Any notices or other communications required hereunder shall be addressed to the then Point of Contact, in writing and shall be deemed given when delivered in person, by nationally recognized overnight courier service, or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 22; provided, however, the address set forth above for WSGI shall be used only for personal or courier delivery and if notice is to be sent by mail, it shall be sent to WSGI at Mail Code: SWC, Kennedy Space Center, FL 32899; and provided, further, however, that the contact person for EWA TRIAD shall be Kim Thomas.

23.             GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of State of Delaware, without regard to its internal choice of law analysis. Any dispute arising hereunder shall be referred to and heard only in an appropriate court of competent jurisdiction in Delaware.

24.             SURVIVAL. The provisions of Sections 7, 8, 9, 10, 15(c) and 17-25 of this Agreement shall survive the non-renewal or termination of this Agreement and the withdrawal or removal of a Consortium Member from this Agreement. Moreover, the non-renewal or termination of this Agreement or the withdrawal or removal of a Consortium Member from this Agreement shall not supersede or affect the obligations of the Consortium Members with respect to the protection of the Confidential Information, as set forth in the Nondisclosure Agreement, which shall survive and remain in full force and effect.

25.             LIMITATION OF LIABILITY. In no event shall any Consortium Member be liable to the others for any punitive, exemplary, special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost revenues, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought, and even if the Consortium Members have been advised of the possibility of such damages or loss.

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IN WITNESS WHEREOF, the undersigned have caused this Ohio Lighter Than Air UAS Consortium Teaming Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

WORLD SURVEILLANCE GROUP INC.

By: /s/ Glenn D. Estrella

Name:  Glenn D. Estrella

Title:    President and CEO

THE TRIDENT GROUP, LTD.

By: /s/ Drew West

Name:  Drew West

Title:    President

EWA TRIAD, LLC

By: /s/ Kim Thomas

Name:  Kim Thomas

Title:    Vice President of Contracts

ADVANCED VIRTUAL ENGINE TEST CELL, INC.

By: /s/ James Mainord

Name:  James Mainord

Title:    Legal Director

Exhibit A

Additional Consortium Member Signature Page

IN WITNESS WHEREOF, the undersigned have caused this Ohio Lighter Than Air UAS Consortium Teaming Agreement to be duly executed by its respective authorized signatories as of the date first indicated below.

Name of Consortium Member:

By:
Name:
Title:

Date:

Point of Contact:

Address:

Telephone:

Email:

Exhibit B

Nondisclosure Agreement